SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2011

SELECTICA, INC.
(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real
San Mateo, California 94403
(Address of Principal Executive Offices)

(408) 570-9700
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01.	Other Events.

Selectica, Inc. (the “Company”) announced that an independent commmittee of the Board of Directors (the “Board”) has determined that share purchases above the ownership limitations specified in the Amended and Restated Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent, dated January 2, 2009, as amended (the “Rights Agreement”) may not jeopardize the value of the Company’s net operating loss carry forwards.  As a result, the Company’s Board of Directors will consider granting limited exemptions under the Rights Agreement to stockholders that wish to purchase shares in excess of the Rights Agreement’s limitations.  Stockholders that wish to purchase such additional shares should submit an indication of interest to the Company as described in the Company’s press release issued on December 7, 2011, attached as Exhibit 99.1

Upon receipt of indications of interest, an independent committee of the Board will determine, in the exercise of their business judgment, whether and on what terms to grant limited exemptions under the Rights Agreement, which would allow stockholders to purchase shares in excess of limits established in the Rights Agreement. The Company reserves the right to modify or cancel the proposed grant of exemptions at any time. If an exemption is granted, stockholders will be permitted to purchase a number of shares determined by an independent committee of the Board; such purchases would be made in the open market at the then current market price of the Company’s stock. There can be no assurance that any stockholders will submit indications of interest, be granted an exemption to purchase above Rights Agreement limits or if granted an exemption, purchase additional shares of stock. The Company also makes no recommendation as to whether stockholders should submit an indication of interest, or, if granted an exemption, purchase additional shares.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release of Selectica, Inc., dated December 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2011

SELECTICA, INC.

By:	/s/ Todd Spartz
Name: Todd Spartz
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Selectica, Inc., dated December 7, 2011.